Exhibit 99.1

News Release

Media Contact:

Al Butkus –	(816) 467-3616
Media Relations – (816) 467-3000

Investor Contact:

Neala Hackett –	(816) 467-3562

AQUILA REPORTS THIRD QUARTER EARNINGS;

DEBT REDUCTION STRENGTHENS FINANCIAL POSITION

Earnings Conference Call and Webcast Are Today at 9:30 a.m. Eastern

KANSAS CITY, MO, November 2, 2006 – Aquila, Inc. (NYSE:ILA) today reported net income of $115.7 million for the 2006 third quarter ending September 30, or fully diluted per share earnings of 31 cents, compared to a net loss of $75.7 million for the 2005 third quarter, or a fully diluted per share loss of 20 cents. These results reduced the net loss for the nine-month period ending September 30, 2006 to $40.4 million, or a fully diluted per share loss of 11 cents, compared to a net loss of $102.2 million, or a fully diluted per share loss of 25 cents, for the nine-month period ending September 30, 2005.

“Utility operations continue to improve,” said Richard C. Green, Aquila’s chairman and chief executive officer. “Through all of the adversity, everyone at Aquila has remained focused on our customers, making sure they receive the energy that fuels their daily lives. Closing several of the remaining transactions in our repositioning plan has been a significant achievement by our employees during 2006. Debt has been reduced by almost 30 percent, strengthening our financial position, and the credit agencies have responded favorably to this reduction.”

Significant contributors to current quarter net income were a $71.5 million after-tax gain on the sale of Aquila’s Minnesota gas utility business and a $56 million income tax benefit from applying estimated capital gains on the sale of the company’s Michigan and Missouri gas utility businesses against capital loss carryforwards. The third quarter 2005 net loss was primarily the result of a $82.3 million loss on the early conversion of the company’s Premium Income Equity Securities (PIES).

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Total Company EBITDA

Total company EBITDA of $38.9 million for the third quarter of 2006 improved by $55.3 million from the third quarter of 2005. The $20.7 million decrease in third quarter 2006 continuing utility EBITDA discussed below was more than offset by an $83.5 million increase in Corporate and Other EBITDA primarily due to the 2005 loss resulting from the PIES early conversion.

Total company EBITDA for the nine-month period ending September 30, 2006 was a loss of $132 million compared to 2005 year-to-date earnings of $57 million. The third quarter significant factors already discussed and a $218 million loss on the June 2006 assignment of the company’s Elwood tolling agreement were the primary causes of the year-to-year EBITDA decrease.

Sales

Continuing operations produced third quarter 2006 sales of $316.6 million, an increase of $15.8 million from the prior year’s third quarter. Sales from the company’s continuing utility businesses rose $24.1 million for the quarter. Year-to-date 2006 sales increased to $1 billion, a $114.2 million improvement from 2005 sales of $916.4 million. Utility sales accounted for $118.4 million of the nine-month increase.

Segment EBITDA

Continuing electric utility operations in Missouri and Colorado and natural gas utility operations in Iowa, Kansas, Nebraska and Colorado reported third quarter 2006 earnings before interest, taxes, depreciation and amortization (EBITDA) of $59.6 million, down $20.7 million from $80.3 million reported in 2005. Electric Utilities EBITDA decreased $24.4 million from the third quarter of 2005 primarily due to a change in the regulatory treatment of the market value of NYMEX natural gas contracts. Gas Utilities reported an EBITDA increase of $3.7 million, reflecting lower operating cost allocations and a rate settlement in Iowa.

Electric Utilities

Gross profit in the current quarter was $108.4 million, a decrease of $17 million from the third quarter of 2005. This decrease resulted primarily from the change in regulatory treatment of the market value of certain NYMEX natural gas contracts. In accordance with a Missouri rate settlement effective in March 2006, the market value of these contracts was recorded as a regulatory

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asset or liability beginning in December 2005. However, market value increases totaling $20.7 million for these contracts were recognized as income in the third quarter of 2005.

Also contributing to the electric utility EBITDA decrease was a $3.9 million increase in operation and maintenance expenses due primarily to a $2.3 million increase in the allocation of executive management and central services costs. A change in the methodology for allocating these costs beginning January 1, 2006 resulted in an increased allocation of costs to Electric Utilities and a decreased allocation of costs to Gas Utilities. A $1.2 million increase in labor and benefit costs and a $.4 million increase in insurance costs caused the remainder of the electric utilities operation and maintenance expense increase over the third quarter of 2005.

Gas Utilities

Gross profit in the current quarter was $31.4 million, $1.2 million higher than the third quarter of 2005 primarily due to a rate settlement in Iowa effective in May 2005 on an interim basis and finalized in March 2006. Also contributing to the gas utility EBITDA increase was a $2.1 million decrease in operation and maintenance expenses primarily caused by the executive management and central services cost allocation change mentioned above.

Merchant Services

Merchant Services reported an EBITDA loss of $17 million in the third quarter of 2006, compared to a loss of $9.5 million in the third quarter of 2005. The primary cause of the greater loss in the current quarter was a $9.3 million increase in the company’s price reporting litigation reserve.

Corporate and Other

Corporate and Other reported a third quarter 2006 EBITDA loss of $3.7 million, compared to an $87.2 million loss in the third quarter of 2005. In the current quarter Aquila paid $5.5 million in fees mostly associated with prepaying the company’s $210 million term loan, while in the prior year the company recorded an $82.3 million loss on the early conversion of the PIES. Contributing to the reduced loss in the current quarter were higher interest income on available cash balances and lower letter of credit fees on the company’s credit facilities.

Discontinued Operations

Discontinued Operations reported EBITDA of $140.7 million in the third quarter of 2006, compared to $36.6 million in the third quarter of 2005. Included in discontinued operations are

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the company’s Kansas electric utility operations; its former Michigan, Minnesota, and Missouri gas utility operations; its former Everest Connections telecommunications subsidiary; and its former Goose Creek and Raccoon Creek merchant peaking plants in Illinois.

The company’s former gas divisions and Kansas electric held-for-sale utility business reported EBITDA of $141.8 million in the third quarter of 2006, which was a $108.9 million increase from earnings of $32.9 million reported in the third quarter of 2005. A current quarter gain of $122 million on the July 1, 2006 sale of Aquila’s Minnesota gas utility assets was the primary cause of the quarter-to-quarter EBITDA increase. Offsetting the gain on sale was a $10.7 million EBITDA decrease due to no longer owning the sold gas utility properties in the third quarter of 2006.

Conference Call, Webcast and Additional Information

Today at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review third quarter 2006 results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Accounting Officer Beth Armstrong.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Thursday, November 9, 2006 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11074957 when prompted.

Based in Kansas City, Missouri, Aquila operates electric power generation and electric and natural gas transmission and distribution utilities serving approximately 903,265 customers in communities in Colorado, Iowa, Kansas, Missouri and Nebraska. At September 30, 2006, Aquila had total assets of $3.4 billion. More information is available at www.aquila.com.

“EBITDA”

Aquila uses the term “earnings before interest, taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are

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determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

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AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended September 30,		9 Months Ended September 30,
In millions, except per share amounts	2006	2005	2006	2005
Sales	$316.6	$300.8	$1,030.6	$916.4
Cost of sales	181.8	151.2	661.2	563.4
Gross profit	134.8	149.6	369.4	353.0
Operating expenses:
Operation and maintenance expense	87.8	79.3	240.8	230.6
Taxes other than income taxes	8.5	7.0	22.6	15.8
Restructuring charges	.6	—	5.5	6.6
Net loss on asset sales and other charges	5.5	82.3	246.9	56.7
Total operating expenses	102.4	168.6	515.8	309.7
Other income (expense)	6.5	2.6	14.4	13.7
Earnings (loss) before interest, taxes, depreciation and amortization	38.9	(16.4)	(132.0)	57.0
Depreciation and amortization expense	27.0	26.0	78.5	78.4
Total interest expense	42.7	35.6	124.4	115.5
Loss from continuing operations before income taxes	(30.8)	(78.0)	(334.9)	(136.9)
Income tax expense (benefit)	(10.2)	2.0	(43.9)	(20.1)
Loss from continuing operations	(20.6)	(80.0)	(291.0)	(116.8)
Earnings from discontinued operations, net of tax	136.3	4.3	250.6	14.6
Net income (loss)	$115.7	$(75.7)	$(40.4)	$(102.2)
Weighted average shares outstanding – diluted	375.8	372.9	375.0	359.5
Loss per share from continuing operations – diluted	$(.05)	$(.21)	$(.78)	$(.29)
Earnings per share from discontinued operations – diluted	.36	.01	.67	.04
Net income (loss) per share – diluted	$.31	$(.20)	$(.11)	$(.25)

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Aquila Third Quarter 2006 Earnings, Page 7

AQUILA, INC.

Segment EBITDA Reconciliation to Continuing Operations Pretax Loss

	3 Months Ended September 30,		Favorable
In millions	2006	2005	(Unfavorable)
Utilities:
Electric Utilities	$58.0	$82.4	$(24.4)
Gas Utilities	1.6	(2.1)	3.7
Total Utilities	59.6	80.3	(20.7)
Merchant Services	(17.0)	(9.5)	(7.5)
Corporate and Other	(3.7)	(87.2)	83.5
Total EBITDA	38.9	(16.4)	55.3
Depreciation and amortization	27.0	26.0	(1.0)
Interest expense	42.7	35.6	(7.1)
Loss from continuing operations before income taxes	$(30.8)	$(78.0)	$47.2

	9 Months Ended September 30,		Favorable
In millions	2006	2005	(Unfavorable)
Utilities:
Electric Utilities	$120.5	$139.8	$(19.3)
Gas Utilities	29.3	19.9	9.4
Total Utilities	149.8	159.7	(9.9)
Merchant Services	(249.0)	(9.8)	(239.2)
Corporate and Other	(32.8)	(92.9)	60.1
Total EBITDA	(132.0)	57.0	(189.0)
Depreciation and amortization	78.5	78.4	(.1)
Interest expense	124.4	115.5	(8.9)
Loss from continuing operations before income taxes	$(334.9)	$(136.9)	$(198.0)

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Aquila Third Quarter 2006 Earnings, Page 8

AQUILA, INC.

Consolidated Balance Sheets

	September 30,	December 31,
In millions	2006	2005
ASSETS
Cash and cash equivalents	$216.5	$14.2
Short-term investments	42.5	—
Restricted cash	9.2	10.9
Funds on deposit	116.6	264.9
Accounts receivable, net	195.2	399.7
Price risk management assets	94.8	200.0
Inventories and other current assets	174.2	185.4
Current assets of discontinued operations	25.8	269.0
Total current assets	874.8	1,344.1
Utility plant, net	1,773.4	1,741.9
Non-utility plant, net	129.3	135.4
Price risk management assets	60.5	177.7
Goodwill, net	111.0	111.0
Prepaid pension	58.4	68.3
Deferred charges and other assets	163.6	154.4
Non-current assets of discontinued operations	269.5	897.9
Total Assets	$3,440.5	$4,630.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$18.4	$88.3
Short-term debt	—	12.0
Accounts payable	115.0	356.2
Accrued interest and other accrued liabilities	198.7	249.0
Price risk management liabilities	89.4	164.9
Customer funds on deposit	14.0	74.0
Current liabilities of discontinued operations	1.2	30.5
Total current liabilities	436.7	974.9
Long-term debt, net	1,389.0	1,891.2
Deferred income taxes and credits	103.9	71.5
Price risk management liabilities	50.4	138.9
Deferred credits	165.9	180.7
Non-current liabilities of discontinued operations	22.5	63.6
Common shareholders’ equity	1,272.1	1,309.9
Total Liabilities and Shareholders’ Equity	$3,440.5	$4,630.7

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